Exhibit 10(u)



                                     FORM OF
                              EMPLOYMENT AGREEMENT


     AGREEMENT, made on this 2nd day of November, 1996, by and between MCI Communications Corporation, a Delaware corporation (the "Company"), and [Name of Executive] ("Executive").

                                    RECITALS


     WHEREAS, the Company and British Telecommunications plc intend to effect a merger (the "Merger") pursuant the Agreement and Plan of Merger dated as of November 3, 1996 (the "Merger Agreement");

     WHEREAS, in order to induce Executive to continue serve as an executive officer of the Company during the period prior to the Merger and as an executive officer of any parent company thereof (the "Parent") thereafter, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement;

     WHEREAS, Executive is willing to accept such employment and perform services for the Company and, on and after the date of the Merger, the Parent, on the terms and conditions hereinafter set forth;

     NOW THEREFORE, it is hereby agreed by and between the parties as follows:

                  1.       Employment.

     (a) Prior to the Merger, Executive shall serve as [Officer Title] of the Company and shall have the duties and responsibilities equivalent to those of [officer title] of corporations of the size, type and nature of the Company.

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     (b) On and after the date of the Merger,  Executive shall serve as [Officer
Title] of the Parent. In such capacity, Executive will be responsible for Parent [areas of responsibility] . The offices of [areas of responsibilities] will report to Executive.

     (c) Prior to the Merger, Executive shall report to the [Reporting Relationship] of the Company. On and after the date of the Merger, Executive shall report to the [Reporting Relationship] of Parent.

     (d) During the Term, and except for illness or incapacity, Executive shall devote all of his business time, attention, skill and efforts to the business and affairs of the Company and after the Merger, the Parent, and their subsidiaries and affiliates; provided, however, that nothing in this Agreement shall preclude Executive from devoting time during reasonable periods required for:


          (i) serving, in accordance with the Company's policies and with the prior approval of the Company's Board of Directors, as a director or member of a committee of any company or organization involving no conflict of interest with the Company or any of its subsidiaries or affiliates, and as a director of those companies for which he currently serves as a director.

          (ii) delivering lectures and fulfilling speaking engagements,

          (iii) engaging in charitable and community activities,

          (iv) investing his personal assets in such form and in such manner as will not violate Section 14, and

          (v)  other  activities  that  do  not  otherwise   conflict  with  the
     provisions of this Agreement and that are approved in advance by the Company's Board of Directors.


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     (e) Executive's  principal place of business shall be in Washington,  D.C., except that on and after the date of the Merger, Executive shall, to the degree necessary to perform his duties for the Parent, perform his services in the principal offices of the Parent in [Primary Office Location (UK or US)].

     2. Term of Employment. Executive's term of employment under this Agreement shall commence on the date hereof (the "Commencement Date") and shall terminate on the earlier of (i) December 31, 1999 (the "Termination Date") or (ii) termination of Executive's employment pursuant to this Agreement (alternatively, the "Term").

     3. Compensation.

     3.1 Salary. During the Term, the Company (and, where applicable, the Parent) shall pay Executive a base salary at the rate of $[Base Salary] per annum, subject to increases (but not decreases) at the discretion of the Company. The base salary, as increased from time to time, shall be the "Base Salary" hereunder. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company (and, where applicable, the Parent), but no less frequently than monthly.

     3.2 Annual Bonus. In addition to his Base Salary, Executive shall be paid an annual bonus (the "Bonus") for each Company fiscal year ending during the term of his employment hereunder with a target amount no less than the target established for Executive's grade on the date hereof (the "Target Bonus") in accordance with the terms of the Company's annual bonus plan for senior executives based on performance criteria determined by the

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Company in its  reasonable  discretion.  The Bonus  will be paid  within 75 days after the end of the applicable fiscal year of the Company, unless further deferred by Executive.

     3.3 Long Term Incentive Compensation Plans and Programs. Executive shall be eligible to participate in any long term incentive compensation plan or program maintained by the Company in which other senior executives of the Company participate on terms comparable to those applicable to such other senior executives; provided, that all such programs in existence immediately prior to the Merger shall be maintained for at least two years following the effective time of the Merger or be replaced by programs that are no less favorable to Executive. In addition, Section 5.8 of the Merger Agreement, as it relates to Executive, is hereby incorporated by reference, so that in the event the Merger is consummated, Executive shall be entitled to share in the equity grants described therein.

     4. Employee Benefits.

     4.1 Employee Benefit Programs, Plans and Practices. The Company shall provide Executive during the term of his employment hereunder with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with his positions in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company makes available to its senior executives; provided, that all such programs, plans and practices in existence immediately prior to the Merger shall be maintained for at least two years following the effective time of the Merger or be replaced by programs that are no less favorable to Executive. The Parent shall also provide appropriate benefit coverage (e.g., medical reimbursement) to ensure continuity of benefits in respect of Executive's service in the United Kingdom.

     4.2  Vacation  and  Fringe   Benefits.   Executive  shall  be  entitled  to
twenty-five (25) business days paid vacation in each calendar year, which shall be taken at such times as

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are  consistent  with  Executive's   responsibilities  hereunder.  In  addition,
Executive shall be entitled to the perquisites and other fringe benefits made available to senior executives of the Company, including, without limitation, a Company automobile and use of a Company airplane, and, on and after the date of the Merger, senior executives of the Parent, commensurate with his position with the Company and the Parent.

     5. Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company and the Parent shall reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized and approved (consistent with the Company's and Parent's, as the case may be, policy) accounts of such expenditures. In addition, all expenses pertaining to lodging and transportation in the United Kingdom related to Executive's performance of duties in the United Kingdom shall be borne by the Company or the Parent and shall be tax-effected (i.e., any such reimbursements shall be grossed-up so as to be received net of any taxes) to Executive.

     6. Termination of Employment.

     6.1 Compensation Upon Termination of Employment. (a) If, prior to the Termination Date, Executive's employment shall be terminated by the Company or the Parent for any reason other than (i) Executive's Disability or (ii) for Cause, or if during the term hereof, Executive terminates his employment for Good Reason, the Company and the Parent shall pay or cause to be paid to Executive a cash amount equal to three times (1.5 times in the event of a termination by the Executive for Good Reason after December 31, 1998 (a "Final Year Constructive Termination")) the sum of (x) Executive's Base Salary as in effect on the date of termination (without regard to any decrease in Base Salary which could constitute Good

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Reason under this Agreement) and (y) the greater of (A) the average annual bonus paid to or accrued for Executive by the Company (and, where applicable, the Parent) in respect of the three calendar years preceding the termination of employment or (B) the annual bonus paid to or accrued for Executive in respect of 1995. Such cash amounts shall be paid as follows: the amount attributable to Base Salary shall be paid over a one-year period (six-month period in the event of a Final Year Constructive Termination) in equal installments in accordance with the ordinary payroll practices of the Company (and, where applicable, the Parent), but no less frequently than monthly, and the amount attributable to the annual bonus shall be paid in a lump sum within 10 business days following the termination of Executive's employment.

     In addition, Executive shall be entitled to (i) the unpaid portion of his Base Salary accrued to the date of termination, and any accrued vacation as of the date of termination; (ii) be paid the unpaid portion of his Bonus accrued with respect to the last full fiscal year of the Company ended prior to the date of termination, at such time as the Bonus would otherwise be payable; (iii) continued medical, dental and life insurance coverage for Executive and Executive's eligible dependents on the same basis as in effect immediately prior to Executive's termination of employment (without regard to any decreases in such benefits which would constitute "Good Reason" under this Agreement) until the earlier of (A) 36 months (18 months, in the event of a Final Year Constructive Termination) after Executive's termination of employment or (B) the commencement of coverage with a subsequent employer, but only to the extent such coverage duplicates or exceeds the coverage provided by the Company; provided, however, that with respect to any such continued coverage, the Consolidated Omnibus Budget and Reconciliation Act of 1985 coverage period shall not run during the period of continued coverage; (iv) unless otherwise expressly elected by Executive prior to such termination and as provided in (vi) below, payment, in a cash lump sum, of all

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amounts  deferred  by  Executive  under  any  non-qualified   plan  of  deferred
compensation maintained by the Company of the Parent (notwithstanding the payment provisions of any such plan to the contrary); (v) full acceleration of vesting and exercisability of any equity-based awards (including, but not limited to, stock options, restricted stock and incentive stock units) granted to Executive prior to Executive's termination of employment and (vi) 36 months (18 months, in the event of a Final Year Constructive Termination) of age and service credit for all purposes under all defined benefit plans of the Company; provided, however, that to the extent any increase in benefits which would result from such additional age and service credits cannot be paid under the terms of any plan, the amount of such increase shall be calculated under the terms of each such plan and paid to Executive directly by the Company in the same form and at the same time that the benefits under each such plan would otherwise be paid. Payments required hereunder shall be made within 10 business days following the termination of Executive's employment except as otherwise provided in this Section 6.1.


     (b) In the event of the termination of Executive's employment prior to the Termination Date due to Executive's death or Disability, the Company shall pay to Executive (or Executive's beneficiaries, if applicable) a lump sum cash amount equal to (i) the annual rate of Executive's Base Salary as in effect on the date of termination and (ii) the highest bonus paid to or accrued in respect of Executive by the Company (and, where applicable, the Parent) during the three fiscal years preceding the termination of employment. In addition, Executive shall be entitled to (i) the unpaid portion of his Base Salary accrued to the date of termination, and any accrued vacation as of the date of termination;
(ii) be paid the unpaid portion of his Bonus accrued with respect to the last full fiscal year of the Company ended prior to the date of termination, when the Bonus would otherwise be payable; and (iii) unless otherwise expressly elected by Executive prior to such termination, payment, in a cash lump

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sum,  of all amounts  deferred  by  Executive  under any  non-qualified  plan of deferred compensation (other than a defined benefit plan) maintained by the Company or Parent (notwithstanding the payment provisions of any such plans to the contrary). Payments required hereunder shall be made within 10 business days following the termination of Executive's employment except as otherwise provided in this Section 6.1.

     (c) If Executive's employment is terminated by the Company or by Parent for Cause or if Executive resigns from his employment without Good Reason, Executive shall be entitled to receive: (i) the Base Salary provided for in Section 3.1 accrued through the date of such resignation or termination and any accrued vacation as of the date of termination; and (ii) the unpaid portion of his Bonus accrued in respect of the last fiscal year of the Company (or Parent, as the case may be) prior to the year of termination, when the Bonus would otherwise be paid.

     (d) In the event of any termination of employment hereunder, Executive shall also receive, when due, any other compensation or benefit payable to him under any plan, program or arrangement maintained by the Company (or Parent, as the case may be), other than a severance plan or arrangement.

     6.2 Definitions. For purposes of this Agreement, the following definitions shall apply:

     (a) Disability. "Disability" shall mean Executive's absence from the full-time performance of Executive's duties for a period of 180 consecutive days as a result of Executive's incapacity due to physical or mental illness.

     (b) Cause. For purposes of this Agreement, "Cause" shall mean:

          (1) a deliberate and material breach by Executive of his duties and responsibilities under this Agreement that result in material harm to the Company or,

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     on and after the date of the Merger, the Parent, which breach is (A) either the product of willful malfeasance or gross neglect, (B) committed in bad faith or without reasonable belief that such breach is in, or not contrary to, the best interests of the Company and (C) not remedied within 30 days after receipt of written notice from the Company specifying such breach;

          (2)  Executive's  willful and  material  breach of the  provisions  of
     Section 14 of this Agreement which is not remedied within 30 days after receipt of written notice from the Company specifying such breach; or

          (3) Executive's plea of guilty or nolo contendere to, or nonappealable conviction of, a felony, which conviction or plea causes material damage to the reputation or financial position of the Company (or the Parent).


Termination of Executive for Cause shall be made by delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a two-thirds majority of the Directors of the Company at a meeting of the Board of Directors of the Company (or, on and after the date of the Merger, the Parent) called and held for such purpose (after 30 days prior written notice to Executive specifying the basis for such termination and the particulars thereof and reasonable opportunity for Executive to be heard before such Board prior to such vote), finding that in the reasonable judgment of such Board, the conduct or event set forth in any of clauses (1) through (3) above has occurred and that such occurrence warrants Executive's termination.

     (c) Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following without Executive's express written consent:

               (1) The assignment to Executive of any duties  inconsistent  with
          the  Executive's   current  (and,   after  the  Merger,   post-merger)
          positions, duties,
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          responsibilities and status with the Company and its subsidiaries,  as set forth herein, a change in Executive's reporting responsibilities, title or offices, as set forth herein or any removal of Executive from or failure to elect or re-elect Executive to any position with the Company or the Parent (including membership on the Board of Directors of the Company and the Parent) or any subsidiary thereof except in connection with Executive's promotion or a termination of employment for Cause;

               (2) A reduction in Executive's Base Salary or target annual Bonus or long- term incentive, as such salary, target Bonus and incentive may be increased from time to time thereafter;

               (3) The failure to continue in effect any employee benefit plan or compensation plan in which Executive currently participates unless Executive is provided with participation in other plans that provide substantially comparable benefits to Executive; or the taking of any action that would adversely affect Executive's participation in or reduce Executive's benefits under any such plan;

               (4) Any relocation of Executive's principal place of business from the locations (including the United Kingdom) set forth herein;

               (5) Any reduction in fringe benefits and perquisites provided to Executive;

               (6) Any material breach by the Company or the Parent of any provisions of this Agreement; and

               (7) Failure by the Parent expressly to assume, as of the date of the Merger, all obligations of the Company and the Parent under this Agreement;

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provided,  however,  that an event  specified in (1), (2), (3), (5) or (6) shall not constitute "Good Reason" if it is remedied within 30 days after receipt of written notice from Executive specifying such event.

     6.3  Notice  of  Termination.  Any  purported  termination  of  Executive's employment with the Company or the Parent shall be communicated by a 30 day advance Notice of Termination to Executive, if such termination is by the Company or the Parent, or to the Parent, if such termination is by Executive. For purposes of this Agreement, "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provisions so indicated. For purposes of this Agreement, no purported termination of Executive's employment by the Company or the Parent shall be effective without such a Notice of Termination having been given.

     6.4 Gross Up. (a) In the event it shall be determined that any payment, benefit or distribution, or any acceleration of vesting (or combination thereof) by the Company, the Parent or one or more trusts established by the Company or the Parent for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or under the terms of any other plan, program agreement or arrangement) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes),

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including,  without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (b) Subject to the provisions of Section 6.4(c), all determinations required to be made under this Section 6.4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Parent and Executive within fifteen (15) business days after the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Parent. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment shall be paid by the Company to Executive within five (5) days after the receipt of the Accounting Firm's determination.

     (c) As soon as practicable, Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. If the Company notifies Executive in writing that it desires to contest such claim, Executive shall cooperate in all reasonable ways with the Company in such contest and the Company shall be entitled to participate in all proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6.4, the Company shall control all proceedings taken in

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connection  with such contest and, at its sole option,  may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest- free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     7. Obligations Absolute. Except as provided in Section 14(d), the obligations of the Company and the Parent to make the payments to, or other arrangements with respect to, Executive provided for herein shall be absolute and unconditional and shall not be reduced by any circumstances, including without limitation any setoff, counterclaim, recoupment, defense or other right which the Company may have against Executive or any third party at any time.

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     8. No Mitigation.  Executive  shall not be required to mitigate  damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. No amounts paid to or earned by Executive following his termination of employment with the Company or the Parent shall reduce or be set off against any amounts payable to Executive under this Agreement.

     9. Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be resolved exclusively by arbitration in Washington D.C. or, at the option of Executive, in the county where Executive then resides in accordance with the Rules of the American Arbitration Association then in effect, except that if Executive institutes an action relating to this Agreement, Executive may, at Executive's option bring such action in a court of competent jurisdiction. Judgment may be entered on an arbitrator's award relating to this Agreement in any court having jurisdiction.

     10. Legal Fees. The Company shall pay all costs and expenses, including attorney's fees and disbursements, at least monthly, of Executive in connection with any legal proceeding (including arbitration) instituted by the Company relating to the interpretation or enforcement of any provision of this Agreement. The Company shall pay one half of all costs and expenses, including attorney's fees and disbursements, at least monthly, of Executive in connection with any legal proceeding (including arbitration) instituted by Executive relating to the interpretation or enforcement of any provision of this Agreement; provided, however, that if Executive prevails on any substantive issue, the Company shall pay all costs and expenses of Executive. The Company shall pay prejudgment interest on any judgment obtained by Executive as a result of such a proceeding, calculated at the prime rate of Chase Bank, as in effect from time to time, from the date that the payment should have been made to Executive under this Agreement.

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     11. Notices.  All notices or communications  hereunder shall be in writing, addressed as follows:

                  To the Company:

                           MCI Communications Corporation
                           1801 Pennsylvania Avenue, NW
                           Washington, DC 20006
                           Attn: Michael H. Salsbury, Esq.

                  To the Parent:

                           British Telecommunications plc
                           BT Centre
                           81 Newgate Street
                           London EC1A 7AJ
                           England
                           Attn: Colin Green

                  To Executive:

                           MCI Communications Corporation
                           1801 Pennsylvania Avenue, NW
                           Washington, DC 20006
                           Attn: Douglas L. Maine



Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

     12. Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company and the Parent, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company or the Parent, except that the

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Company or the Parent must assign this  Agreement to any  successor  (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company (or the Parent, as the case may be), and shall require such successor to assume expressly the obligations of the Company hereunder.

     13. Entire Agreement; Modification. This Agreement sets forth the entire understanding between the parties hereto regarding the subject matter contained herein. There are no terms, conditions, representations, warranties or covenants with respect to Executive's employment other than those contained herein. No term or provision of this Agreement may be amended, waived, released, discharged or otherwise modified in any respect except in writing and signed by the parties. No waiver of any breach or default shall constitute a waiver of any other breach or default, whether of the same or any other covenant or condition contained herein. A delay or failure to assert any right or breach of this Agreement shall not be deemed to be a waiver of such right or breach either with respect to that right or breach or any subsequent right or breach.

     14. Nondisclosure of Confidential Information; Non-Competition. (a) Executive shall not, without the prior written consent of the Parent, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Parent or any of its affiliates, except (i) while employed by the Company or the Parent, in the business of and for the benefit of the Company or the Parent, (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information or (iii) to Executive's legal counsel, and, with respect to the terms of this Agreement, his financial advisor. For purposes of this Section 14(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company, the Parent, or their respective affiliates (the "Restricted Group") or customers, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).

     (b) During the period of his employment hereunder and (i) for the shorter of (A) one year thereafter or (B) the period ending on December 31, 1999, in the event of a termination other than a Final Year Constructive Termination, and
(ii) for the period ending six months after the date of termination, in the event of a Final Year Constructive Termination, Executive agrees that, without the prior written consent of the Parent, (x) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with the business of the Parent or the Company or any other member of the Restricted Group with which Executive has been principally employed during the term of this Agreement (an "Applicable Group Member") and
(y) he shall not, on his own behalf or on behalf of any person, firm or company, other than the Restricted Group, solicit for employment any person who has been employed by the Restricted Group at any time during the 12 months immediately preceding such solicitation.

     (c) For purposes of this Section 14, a business shall be deemed to be in competition with the Parent, Company or Applicable Group Member if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Parent or the Company (or any entity which is a successor to or transferee of substantially all the business of the Parent or the Company) or

Applicable Group Member as a material part of the business of the Parent Company or Applicable Group Member within the same geographic area in which the Parent, Company or Applicable Group Member makes such purchases, sales or dealings or renders such services. Nothing in this Section 14 shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive's beneficial ownership of any class of such company's securities does not exceed 1% of the outstanding securities of such class.

     (d) Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this
Section 14 would irreparably injure the Company and the Parent. Accordingly, Executive agrees that the Company and the Parent may, in addition to pursuing any other remedies it may have in law or in equity, withhold payment of any amounts due hereunder and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

     15. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company or the Parent written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this

Agreement shall include, where appropriate, the feminine. Any reference to the Company in this Agreement shall include, where appropriate to give effect to the intent of the terms of this Agreement, the Parent.

     16. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 16 are in addition to the survivorship provisions of any other section of this Agreement.

     17. Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

     18. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

     19. Indemnification. The Company and Parent shall indemnify Executive for any actions taken and omitted in his capacity as an officer and director of the Company, the Parent and their subsidiaries and affiliates and shall provide expense advances to Executive in connection therewith to the maximum extent permitted by law. This obligation shall survive this Agreement.

     20. Withholding. The Company and the Parent shall be entitled to withhold from payment any amount of withholding required by law.

     21.   Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which will be deemed an original.



By
      Gerald H. Taylor
      Chief Executive Officer


EXECUTIVE



                SCHEDULE OF EMPLOYMENT AGREEMENTS NOT FILED AND
                MATERIAL DIFFERENCES BETWEEN SUCH AGREEMENTS AND
                          THE FORM OF AGREEMENT FILED

                     OFFICER TITLE
                  ---------------------------
                                                         SEC. 3.1
                     PRE                 POST               BASE        1997      RESPONSIBILITY            REPORTING
NAME                 MERGER              MERGER            SALARY      SALARY     POST MERGER               RELATIONSHIP


Scott Ross           President, MCI    Chief Operating      $300,000  $325,000   MCI Systemhouse &          Chief Executive Officer
                     Systemhouse       Officer, Parent                           Syntegra
                                       Systems Integration

Fred Briggs          Chief Engineering Chief Technology     $250,000  $300,000   Global Network Design,     Chief Executive Officer
                     Officer           Officer                                   Engineering Development,
                                                                                 Research

Michael Salsbury*    Exec. Vice        General Counsel and  $262,000  $300,000   Regulatory, Public         Chief Executive Officer/
                     President,        Deputy Secretary                          Policy, Litigation,        Chief Legal Officer
                     General Counsel                                             Intellectual Property

Michael Rowny        Exec. Vice        Exec. Vice           $310,000  $350,000   Global Alliances,          Chief Executive Officer
                     President         President, Strategic                      Strategic Initiatives and
                                       Development                               Mergers & Acquisitions
                                       & Alliances

Douglas Maine*       Exec. Vice        Chief Financial      $290,000  $330,000   Treasury, Audit,           Chief Executive Officer
                     President, Chief  Officer and Director                      Comptroller, Tax
                     Financial Officer


Timothy Price        President, Chief  President, Chief     $460,000  $550,000   Marketing, Sales,          Chief Executive Officer
                     Operating         Operating Officer                         Service
                     Officer


Gerald H. Taylor     Chief Executive   President, Chief     $565,000  $700,000   Chief Executive Officer    Board of Directors/
                     Officer           Executive Officer                                                          Co-Chairman
                                        and Director


Bert C. Roberts, Jr. Chairman/Co-      Co-Chairman and      $960,000  $1,000,000 Co-Chairman                Board of Directors
                     Chairman          Director
--------
* The standard of "material  harm" in the definition of "Cause ' is an amount in excess of $500,000.
